Exhibit 99.1

Valentis, Inc.

Valentis, Inc.	Investor and Media Inquiries
Joe Markey	Jeannine Medeiros
(650) 697-1900 x369	(650) 740-8589
markey@valentis.com	jmedeiros@aragon-consulting.com

VALENTIS ANNOUNCES SECOND QUARTER FISCAL 2005 FINANCIAL RESULTS

Burlingame, CA, February 14, 2005 - Valentis, Inc. (NASDAQ:VLTS) today announced results for its second fiscal quarter ended December 31, 2004.

Valentis reported a net loss for the three months ended December 31, 2004 of $2.4 million, or $0.19 per basic and diluted share on revenue of $124,000, compared to a net loss of $2.9 million, or $0.52 per basic and diluted share on revenue of $395,000 for the corresponding period of the prior year.  The decrease in net loss primarily resulted from lower clinical trial expenditures partially offset by lower revenue. Net loss for the six months ended December 31, 2004 was $5.5 million, or $0.43 per basic and diluted share on revenue of $1.3 million, compared to a net income of $544,000, or $0.10 per basic and diluted share on revenue of $7.1 million for the corresponding period of the prior year. Net income of $544,000 for the six months ended December 31, 2003 was primarily attributable to a $6.5 million non-recurring revenue recognized under a license and settlement agreement.

On December 31, 2004, Valentis had approximately $14.0 million in cash, cash equivalents and short-term investments compared to approximately $20.5 million on June 30, 2004. The decrease of approximately $6.5 million primarily reflects the funding of ongoing operations.

Upcoming March Webcast at the Wells Fargo HealthCare Conference

Benjamin McGraw, Valentis’ President and CEO, will present a company update at the Wells Fargo HealthCare conference in New York on Wednesday March 2, 2005 at 9:00am ET. Dr. McGraw’s presentation will be available via live webcast and may be accessed by visiting the “Investor Relations” section of the Valentis web site at www.valentis.com.  The webcast will be archived on the same web site for approximately 30 days.

About Valentis

Valentis is creating innovative cardiovascular therapeutics. The company begins its product development at the stage of a validated target and applies its expertise in formulation, manufacturing, clinical development and regulatory affairs to create products that fill unmet medical needs.  Valentis has a series of technologies that allow the company to generate novel therapeutics to treat a wide range of diseases.  While Valentis is focusing its efforts on the development of novel cardiovascular therapeutics, its technologies are being applied by its collaborators for the development of therapeutics to treat a variety of indications including infectious diseases and cancer.

Additional information about Valentis can be found at www.valentis.com.

Statements in this press release that are not strictly historical are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but

863A Mitten Road • Burlingame, CA 94010 • Tel. (650) 697-1900 • Fax (650) 652-1990

their absence does not mean that the statement is not forward-looking. Forward-looking statements include expectations about future levels of monthly cash expenditures, revenues and future operating results. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause our actual results to differ materially from those projected in the forward-looking statement. Factors that could affect Valentis’ actual results include uncertainties related to the timing and cost of additional clinical trials, uncertainties related to the results of clinical trials and the need for additional capital, the early stage of product development and ability to generate additional revenues from the licensing of Valentis’ technologies. Further, there can be no assurance that necessary regulatory approvals will be obtained, that Valentis will be able to develop commercially viable therapeutics or that any of our programs will be partnered with pharmaceutical partners.  Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in Valentis’ operations and business environments. These risks and uncertainties are described more fully in the Valentis Annual Report on Form 10-K, as amended, for the period ended June 30, 2004 and Quarterly Report on Form 10-Q for the period ended December 31, 2004, as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Valentis, Inc.

Selected Condensed Consolidated Financial Data

Statements of Operations

(in thousands, except per share amounts)

	Three months ended December 31,		Six months ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
License and other revenue	$124	$395	$1,296	$7,104
Total revenue	124	395	1,296	7,104

Operating expenses:
Research and development	1,759	2,428	4,646	4,686
General and administrative	856	874	2,270	1,856
Total operating expenses	2,615	3,302	6,916	6,542
Income (loss) from operations	(2,491)	(2,907)	(5,620)	562

Interest income	75	11	150	27
Other expenses	—	—	(45)	(45)
Net income (loss)	$(2,416)	$(2,896)	$(5,515)	$544

Income (loss) per share
Basic	$(0.19)	$(0.52)	$(0.43)	$0.10
Diluted	$(0.19)	$(0.52)	$(0.43)	$0.10

Weighted-average shares used in computing income (loss) per common share
Basic	12,986	5,622	12,942	5,588
Diluted	12,986	5,622	12,942	5,708

Balance Sheets

(in thousands)

	December 31, 2004	June 30, 2004
	(unaudited)	(*)
Assets
Cash , cash equivalents and short-term investments	$14,001	$20,450
Other current assets	927	856
Total current assets	14,928	21,306
Property and equipment, net	43	79
Goodwill and other assets, net	505	506
	$15,476	$21,891
Liabilities and stockholders’ equity
Accounts payable and accrued liabilities	$2,388	$3,901
Deferred revenue	—	100
Stockholders’ equity	13,088	17,890
	$15,476	$21,891

* Derived from audited financial statements